Exhibit 3.01

From: FAX Page: 2/3 Received by: NV Secretary of State Date: 4/6/2011 8:32:24 AM
ROSS MILLER Secretary of State 204 North Carson Street Suite 1
Carson City, Nevada 89701-4520
Website www.nvsos.gov Filed in the office of Document Number 20110259545-04
Ross Miller Secretary  of State State of Nevada Filing Date and Time
04/06/2011 8:00 AM Entity Number
E0242662005-9 Certificate of PURSUANT TO NRS 78.385 AND 78.390) USE BLACK ONLY - DO NOT HIGHLIGHT ABOVE SPACE US FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
 (PURSUANT TO NRS 78.385 AND 78.390 - After issuance of Stock)
1. Name of corporation ASPA Gold Corp.
2. The articles have been amended as follows; (provide article numbers, if available)
Article I is amended to read follows;
"Shares. Number of share par value: 350.000.000; Par  value $0.00001, Number of shares without par value: None" The first paragraph of Section I of the Additional Articles is amended to read as follows: "The aggregate number of shares that the Corporation will have authority to issue Three Hundred fifty Million (350,000,000) of which Two Hundred Fifty Million (250,000,000) shares: will he common stock, with it par value of $0.00001 per share, find One Hundred Million (100,000,000) shares will he preferred stock, with a par value of $0.00001 per share" 3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment 157,000,000
4. Effective date of fifing: (optional)
Must not be later than 90 days after the certificate is filed
5. Signature: (required)
If any proposed amendment would alter or change any preference of any or other right given to any class or series of outstanding shares, then the amendment must he approved by the vote in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any oF the above information and submit with the proper may this filing to be rejected,
This form must be accompanied by appropriate fees nevada secretary of state amend profit after revised